Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter


Nuveen Dividend Advantage Municipal Income Fund f/k/a
Nuveen Insured Dividend Advantage Municipal Fund
811-09475



Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR a copy of the Certificate of Name Change Amendment, considered to be an amendment to the Funds Charter.